Exhibit 4.13

EXTENSION AGREEMENT
NAME(S) / ADDRESS(ES) OF BORROWER(S) ("Borrower, I, or My"): MOUNTAIN TRACE NURSING ADK, LLC 454 SATELLITE BLVD SUITE 100 SUWANEE GA 30024			NAME/ADDRESS OF LENDER (CREDITOR) ("Lender or You"): COMMUNITY BANK & TRUST - WEST GEORGIA 201 BROAD STREET LAGRANGE GA 30240
LOAN OR ACCOUNT NUMBER	ORIGINAL LOAN DATE	PRESENT MATURITY DATE	DATE OF EXTENSTION	OFFICE
3124351	1/24/2011	2/1/2036		301/MAIN

PAYMENT DUE DATE	AMOUNT OF PAYMENT	DEFERRED PAYMENT DUE	EXTENSION FEE	INTEREST DUE
5/1/2020	$32,025.70
6/1/2020	$32,025.70
7/1/2020	$32,025.70
8/1/2020	$32,025.70

9/1/2020	<< NEXT REGULAR PAYMENT DUE DATE

Modification of the Payment Terms - The parties hereto agree that:

(a)	During the Modification Period, Borrower shall not be obligated to make payments.
(b)

During the Modification Period, the Note shall continue to accrue interest at the rate therein specified. The interest which accrues during the Modification Period shall be known as the "Accrued Interest." ( c) Upon the expiration of the Modification Period, Lender shall re-amortize the Note such that future payments of principal and interest are adjusted based on the remaining principal balance and loan term. All other repayment terms shall thereafter revert to the original terms set forth in the Note and Loan Documents. The reamortization of the balance owing under the Note shall not result in interest being paid on interest, or any other violation of the rules, regulations, and instructions promulgated by USDA.

(d)

Borrower and Lender agree that each payment received on or after September 1, 2020, shall be applied to late charges, then to Accrued Interest until all Accrued Interest is paid in full, at which point payments shall be allocated as agreed in the Note; and

(e)	Borrower and Lender agree that no prepayment penalty shall be assessed on payments made directly toward Accrued Interest.

In consideration of the extension, I agree to pay you the extension fee(s) listed above, and/or to pay the interest due to the date of each deferred payment. If my loan is subject to a Maturity Date, the present Maturity Date will be extended to reflect the effect of the change in payment due date(s) under this Agreement.

SIGNATURES
I have signed this Extension Agreement on the date below and acknowledge that I have read it, understood it, and received a completely filled in copy of it
X/s/ Clinton Cain	7/15/20	X
	Date		Date

X		X
	Date		Date

By signing and dating below Lender accepts this Agreement.

X		Its
Date